As filed with the Securities and Exchange Commission on July 30, 2019

No. 333-220443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-220443

UNDER

THE SECURITIES ACT OF 1933

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1460811
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Margaret M. Madden Vice President and Secretary
Array BioPharma Inc.	Array BioPharma Inc.
3200 Walnut Street	3200 Walnut Street
Boulder, Colorado 80301 (303) 381-6600	Boulder, Colorado 80301 (303) 381-6600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Edward D. Herlihy, Esq.

David K. Lam, Esq.

Brandon C. Price, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement of Array BioPharma Inc., a Delaware corporation (“Array”), on Form S-3 (the “Registration Statement”).

•

Registration Statement No. 333-220443, originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 13, 2017, registering an indeterminate number of common stock, par value $0.001, of Array (“Common Stock”), preferred stock, par value $0.001, of Array (“Preferred Stock”), warrants to purchase Common Stock or Preferred Stock (“Warrants”), depositary shares of Array (“Depositary Shares”), debt securities of Array (“Debt Securities”), units composed of one or more Debt Securities, shares of Common Stock, shares of Preferred Stock and Warrants in any combination (“Units”), or any combination of Common Stock, Preferred Stock, Warrants, Depositary Shares, Debt Securities, or Units.

On July 30, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of June 14, 2019 (the “Merger Agreement”), by and among Array, Pfizer Inc., a Delaware corporation (“Pfizer”), and Arlington Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pfizer (“Purchaser”), Purchaser merged with and into Array, with Array surviving as a wholly owned subsidiary of Pfizer.

As a result of the transactions contemplated in the Merger Agreement, Array has terminated all offerings of its securities pursuant to the Registration Statement. Array, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this day of July 30, 2019.*

ARRAY BIOPHARMA INC.

By:	/s/ Margaret M. Madden
	Name:	Margaret M. Madden
	Title:	Director, Secretary and Vice President

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.